Exhibit 10.2

May 14, 2018

By Electronic Filing

Justice Barry R. Ostrager

Supreme Court, New York County

60 Centre Street

Courtroom 232

New York, NY 10007

Re:	In re Xerox Corp. Consolidated Stockholder Litig.,
Index No. 650766/2018

Dear Justice Ostrager:

On behalf of the putative class of Xerox shareholders (other than Mr. Deason and Mr. Icahn), we write to apprise the Court of the terms of a revised memorandum of understanding (“MOU”) between class plaintiffs and the Xerox defendants that we are publicly filing with this letter on the Court’s electronic docket. Class plaintiffs are not asking the Court at this time to approve any aspect of the class action settlement or take any action with respect to the MOU. We are, however, submitting and filing the MOU in the interest of informing the Court and the public of the material terms of the agreement reached and the expected significant benefits to shareholders.

As the Court is aware, class plaintiffs filed the class action to enjoin the “Proposed Transaction” between Xerox and Fujifilm, ensure full disclosure of all facts relevant to thereto, and to create the conditions for Xerox, under the stewardship of truly motivated directors, to fully explore strategic alternatives that would maximize value for Xerox’s public shareholders. Through the revised MOU, class plaintiffs are now able to deliver for Xerox shareholders everything class plaintiffs could have achieved through ongoing litigation with the Xerox defendants, without facing any further delay or litigation risk.

Before detailing the substantive provisions of the proposed settlement, it is appropriate to note that in connection with the settlement, class plaintiffs intend to follow all of the provisions of the CPLR regarding class action settlements. Specifically:

1.	Class plaintiffs and the Xerox defendants will prepare and execute a formal settlement agreement based on the terms of the MOU.

2.	Class plaintiffs will move the Court for preliminary approval of the proposed settlement and approval of a form of notice to be transmitted to class members. The notice will provide, inter

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alia, a summary of the terms of the proposed settlement, that class members have an opportunity to object to the proposed settlement, and the date for a final approval hearing at which class members would have an opportunity to be heard regarding the proposed settlement.

3.	Assuming the Court approves the form and manner of transmission of the notice, class plaintiffs will undertake to disseminate the notice to class members.

4.	Class plaintiffs will make a motion for final approval of the settlement and also submit an application for an award of attorneys’ fees and expenses.

5.	Class plaintiffs will present the settlement for final approving at a hearing before the Court, during which class plaintiffs will address any objections to the settlement. The Xerox defendants will receive no releases from class plaintiffs and will not be absolved of any liability in the class action until and unless the Court finally approves the settlement.

The key substantive terms of the revised proposed settlement are as follows:

1.	Yesterday, before execution of the MOU, Xerox sent Fujifilm notice of termination of the agreements governing the Proposed Transaction between Fuji and Xerox. This permits the Xerox board of directors (the “Board”) to begin a sales process for Xerox, including further negotiations with Fujifilm and other potential bidders, without the overhang of the preclusive deal protections—such as the “no shop,” “termination fee,” and six-day “matching rights” provisions—that otherwise prevented Xerox from courting or attracting alternative bids. Termination was especially appropriate, as Xerox has informed class plaintiffs that Fujifilm did not engage in further negotiations in good faith, notwithstanding the Court’s clarification that the preliminary injunction order did not preclude such negotiations.

2.	Jacobson will voluntarily resign as Xerox’s CEO, and the Board will appoint a new CEO. Put bluntly, Jacobson needs to leave for Xerox to move forward (whether on its standalone plan or in its pursuit of strategic transactions). His departure will help Xerox regain the trust of the market, and Xerox’s customers, employees, and shareholders. Absent this settlement, it is class plaintiffs’ understanding that Jacobson will not voluntarily leave his post. Moreover, as a practical matter, given the posture of this litigation, including the appeal of the Court’s preliminary injunction order, it is unlikely that the Board will otherwise take action to terminate Jacobson or require his resignation.

3.	Director Defendants Jacobson, Keegan, Reese, Prince, Hunter, and Rusckowski (the “Resigning Directors”) will resign from the Xerox Board.

4.	Directors Brown, Echevarria, Krongard, and Tucker (the “Continuing Directors”) and the Resigning Directors will nominate four new “Incoming Directors” to join the Board. The immediate implementation of this settlement term is critical and highly beneficial for Xerox’s public shareholders. We believe that Fujifilm, as well as other potential bidders, are reluctant to engage until and unless new, independent directors join the Board and the directors most responsible for the Proposed Transaction with Fujifilm leave their posts. This is consistent with assurances we have already received from Mr. Deason’s counsel that potential bidders are poised to engage after the Board composition issues are resolved. Therefore, in order to get the process moving, it is vital that the Board composition change immediately. It is our understanding that the Board will nominate the Incoming Directors pursuant to a private settlement with Mr. Deason

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and Mr. Icahn. The identity of these specific individuals is not a part of the class settlement, which is otherwise not dependent on the Board following through with their private agreements with Mr. Deason or Mr. Icahn. Rather, the appointment of the Incoming Directors will be done in accordance with Xerox’s by-laws and the Board’s authority to appoint directors and expand and contract the size of the Board.

5.	The Board will pass a resolution waiving the advance notice by-law, thus allowing any and all Xerox shareholders to nominate candidates for election at the next Annual Meeting. The MOU requires the Board to use its best efforts to hold the Annual Meeting within the next 120 days. Critically, the waiver of the advance notice by-law, coupled with the prompt annual meeting, will ensure that shareholders have an electoral vehicle to approve, or disapprove, of the Incoming Directors selected by the Board.

6.	The new Board will pursue all steps needed to identify a value maximizing strategic alternative, consistent with their fiduciary obligations.

7.	To ensure that the process going forward serves the best interests of all Xerox shareholders, Co-Lead Counsel for the class will receive informational updates from Mr. Deason’s counsel regarding the strategic review process on at least a biweekly basis. We believe this term will help ensure the quality and integrity of the process being implemented here.

8.	Finally, the class is not compromising the claims against Fujifilm. Class plaintiffs will continue to prosecute the aiding and abetting claim vigorously.

We are of course available at the Court’s convenience to answer any further questions or concerns.

Respectfully,

KESSLER TOPAZ MELTZER & CHECK, LLP	BERNSTEIN LITOWITZ BERGER & GROSSMAN LLP	GRANT & EISENHOFER P.A.

Justin O. Reliford	Mark Lebovitch	James J. Sabella

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SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

IN RE XEROX CORPORATION CONSOLIDATED SHAREHOLDER LITIGATION	Index No. 650766/2018 Part 61 Justice Ostrager

MEMORANDUM OF UNDERSTANDING

This binding and enforceable Memorandum of Understanding (“MOU”) is entered into by undersigned counsel for the plaintiffs and certain defendants in this consolidated putative class action, styled In re Xerox Corporation Consolidated Shareholder Litigation, Index No. 650766/2018 (the “Consolidated Class Action”) and Darwin Deason (“Deason”), to memorialize their agreement in principle providing for the settlement of the Consolidated Class Action with respect to undersigned defendants on the terms and subject to the conditions set forth below.

WHEREAS on January 31, 2018 Xerox Corporation (“Xerox” or the “Company”) and Fujifilm Holdings Corp. (“Fuji”) announced a transaction whereby, among other things, Fuji would acquire 50.1% of Xerox (the “Proposed Transaction”);

WHEREAS on February 15, 2018 Asbestos Workers Philadelphia Pension Fund (“Asbestos Workers”) filed a class action complaint in this Court against Fuji, Xerox, and Jeffrey Jacobson (“Jacobson”), Gregory Q. Brown (“Brown”), Joseph J. Echevarria (“Echevarria”), William Curt Hunter (“Hunter”), Robert J. Keegan (“Keegan”), Cheryl Gordon Krongard (“Krongard”), Charles Prince (“Prince”), Ann N. Reese (“Reese”), Stephen H. Rusckowski (“Rusckowski”), and Sara Martinez Tucker (“Tucker”) (the “Director Defendants,” and together with Xerox, the “Xerox Defendants”, and together with Fuji and Xerox, “Defendants”), Index No. 650766/2018, seeking, among other things, injunctive relief with respect to the Proposed Transaction;

WHEREAS on February 16, 2018 Iron Workers District Council of Philadelphia & Vicinity Benefit and Pension Plan (“Iron Workers”) filed a class action complaint in this Court against Defendants, Index No. 650795/2018, seeking, among other things, injunctive relief with respect to the Proposed Transaction;

WHEREAS on February 20, 2018 Robert Lowinger (“Lowinger”) filed a class action complaint in this Court against Defendants, Index No. 650824/2018, seeking, among other things, injunctive relief with respect to the Proposed Transaction;

WHEREAS on February 21, 2018 Carpenters Pension Fund of Illinois (“Carpenters”) filed a class action complaint in this Court against Defendants, Index No. 650841/2018, seeking, among other things, injunctive relief with respect to the Proposed Transaction (Asbestos Workers, Iron Workers, Lowinger, and Carpenters shall be referred to collectively as “Plaintiffs” and, with the Xerox Defendants and Deason, the “Parties”);

WHEREAS by Order filed on March 9, 2018 the foregoing actions were consolidated in the Consolidated Class Action;

WHEREAS on April 13, 2018 Plaintiffs served an Amended Complaint in the Consolidated Class Action (the “Amended Complaint”);

WHEREAS Plaintiffs moved for a preliminary injunction, and submitted extensive briefing and exhibits, seeking to enjoin the Proposed Transaction on behalf of a putative class of Xerox shareholders, inter alia, to allow Xerox investors to elect new directors who could determine whether the Proposed Transaction was in shareholders’ best interests;

WHEREAS Plaintiffs’ counsel conducted extensive expedited discovery in support of their application for a preliminary injunction;

WHEREAS Plaintiffs presented live testimony and other evidence in support of Plaintiffs’ motion for a preliminary injunction at an evidentiary hearing on April 26 and 27, 2018;

WHEREAS, on April 27, 2018 the Court issued a Decision and Order granting Plaintiffs’ motion for a preliminary injunction;

WHEREAS, on May 4, 2018 the Xerox Defendants appealed the April 27, 2018 Decision and Order granting Plaintiffs’ motion for a preliminary injunction to the Appellate Division of the New York Supreme Court, First Judicial Department (the “Appeal”);

WHEREAS, following the April 27, 2018 Decision and Order, Xerox approached Fuji on multiple occasions regarding potential changes to the Proposed Transaction, including an increase in consideration to be received by the Company’s shareholders in connection with the Proposed Transaction, but Fuji has not to date agreed, or made a proposal, to enhance the terms of the Proposed Transaction for Xerox shareholders;

WHEREAS the Director Defendants believe it is in the best interests of Xerox and its shareholders, in connection with this agreement, to immediately terminate the Proposed Transaction and to carry out the resignations discussed below to allow for, among other things, Xerox’s exploration of strategic alternatives;

WHEREAS counsel for Deason provided certain written representations to Lead Counsel for the putative class regarding feedback and inquiries that representatives of Deason have received from prospective third-party acquirers;

WHEREAS, the Xerox Defendants deny the material allegations in Plaintiffs’ pleadings, maintain that the Xerox Defendants have good and meritorious defenses to the claims of liability made by Plaintiffs, believe that the injunctions as against the Xerox Defendants in the Court’s

Decision and Order were improvidently granted, and believe that the Xerox Defendants have good and meritorious grounds for the Appeal thereof, but nevertheless agree to enter into this MOU to avoid the further expense, inconvenience, and distraction of burdensome and protracted litigation, thereby putting this controversy to rest and avoiding the risks inherent in complex litigation; and

NOW THEREFORE, the Parties, as a result of the foregoing and the negotiations among their counsel, have entered into this MOU, which outlines the general terms of their agreement in principle, and is intended to be used as a basis for drafting a settlement agreement (the “Settlement Agreement”) and accompanying papers, which shall embody the terms set forth herein and such other and consistent terms as are agreed upon by the Parties, which Settlement Agreement is intended to be a full and final resolution of the released claims described below in Paragraph 13 (the “Settlement”). The Settlement to be set forth in the Settlement Agreement shall provide for and encompass the following and other customary terms:

1. This MOU supersedes all prior or contemporaneous agreements or understandings among the Parties, whether written or oral, including but not limited to the Memorandum of Understanding dated May 1, 2018 by and among the Parties. The Parties agree that the Memorandum of Understanding dated May 1, 2018 shall be considered void and of no further force and effect.

2. Except as provided in Paragraphs 22 and 23 below, the entire Settlement is contingent upon this Court’s approval. Absent this Court’s approval there is no Settlement. The Settlement, once finalized, is subject to this Court’s approval and is not effective until it becomes final and nonappealable. If the Settlement does not obtain final judicial approval, or the Settlement otherwise does not become final or effective, the parties shall revert to their litigation positions as of the day of this signed MOU, and this MOU shall be considered void and of no further force and effect.

3. The Director Defendants will waive the advance nomination bylaw and provide all Xerox shareholders 30 days in which to nominate candidates for seats on the board of directors.

4. Xerox shall hold, and complete, its 2018 annual shareholders meeting as soon as practicable and will use its reasonable best efforts to cause the 2018 shareholder meeting to be held no later than 120 days from the execution of this MOU.

5. Director Defendants Jacobson, Hunter, Keegan, Prince, Reese, and Rusckowski (collectively, the “Resigning Directors”) will resign from the Board, and take any actions necessary to fully empower Director Defendants Brown, Echevarria, Krongard, and Tucker (the “Continuing Directors”) and four incoming outside directors (the “Incoming Directors”) chosen by the Resigning Directors and Continuing Directors. The Resigning Directors and Continuing Directors will nominate and appoint Incoming Directors whom the Resigning Directors and Continuing Directors believe in good faith will discharge their duties in the best interests of all shareholders. The Resigning Directors and Continuing Directors will further pass a resolution affirming their belief that the resignations contemplated by this MOU are in the best interests of Xerox and its shareholders because, among other things, the change in the composition of the board of directors of Xerox may facilitate the efforts described in Paragraph 9 herein.

6. Jeff Jacobson agrees to resign as Chief Executive Officer (“CEO”) of the Company and the parties hereto agree that such resignation shall be treated as a voluntary resignation. The Incoming Directors and Continuing Directors will identify and appoint a new CEO, who will also serve as a director of Xerox and whom the board of directors believes in good faith will discharge his/her duties in the best interests of all shareholders.

7. Before the Resigning Directors resign from the Board, the Director Defendants will resolve that the intended purpose of the resolutions appointing the Incoming Directors is for the Incoming Directors to be treated as ‘continuing directors’ to the extent permitted under any contract, lease, license, arrangement, indenture, note, bond, mortgage, loan, instrument, guaranty or other agreement (including any amendments and other modifications thereto) to which Xerox or any of its affiliates is a party or which is otherwise binding on Xerox or any of its affiliates.

8. Immediately prior to the entry into this MOU, the Company is delivering notice of termination of the Share Subscription Agreement, dated as of January 31, 2018, by and between the Company and Fuji by written notice to Fuji. By virtue of such termination, the Redemption Agreement, dated as of January 31, 2018, by and among Fuji Xerox Co., Ltd., Fuji, and the Company, will terminate pursuant to its terms.

9. Deason and the Continuing Directors agree that the Incoming Directors, the Continuing Directors, and CEO intend to pursue reasonable efforts to identify and evaluate whether to consummate a value maximizing transaction, whether with Fuji or any other third party or combination of third parties (the “New Strategic Alternatives and Value Maximizing Process”). Nothing in this Paragraph 9 shall expand or alter the fiduciary duties of the Incoming Directors, Continuing Directors, or CEO under applicable law, or be interpreted as a requirement that the Incoming Directors, the Continuing Directors, or CEO have any affirmative obligation to enter into any transaction with any third parties.

10. Deason, through his counsel, will keep Plaintiffs’ counsel apprised, on at least a biweekly basis and subject to fiduciary duties and applicable law, of the status of discussions regarding any alternative transaction to maximize the value of Xerox or a portion thereof, subject to an appropriate nondisclosure agreement. For the avoidance of doubt, Deason and Plaintiffs will continue to coordinate and operate pursuant to a common interest with respect to all further litigation efforts in connection with the prosecution of the claims against Fuji.

11. Plaintiffs will withdraw their request for injunctive relief with respect to the Xerox Defendants only and notify the Court of the terms of the prospective settlement promptly after signing this MOU.

12. The Xerox Defendants will use their reasonable best efforts, in accordance with applicable court procedures, to adjourn, stay, and/or forego further proceedings on the Appeal until such time as the Parties fail to reach agreement on a final Settlement Agreement or the Settlement fails to become effective. Upon the effective date of the Settlement, the Xerox Defendants will withdraw and terminate the Appeal in accordance with applicable court procedures. In the event that the Settlement has not become effective prior to the Xerox Defendants’ deadline to perfect the Appeal, the Parties agree to cooperate and use their reasonable best efforts to seek an enlargement of time for the Xerox Defendants to perfect the Appeal in accordance with applicable court procedures.

13. Plaintiffs, on behalf of themselves and the other Class members, will agree to customary releases of, upon the effective date of the Settlement, any and all claims, causes of action, actions, rights, judgments, obligations, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties, interest, and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorneys’ fees, expert or consulting fees, accountants’ fees and court costs, of whatever nature) of any kind whatsoever, in any capacity, in law or in equity, whether arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction, whether now known or unknown, suspected or unsuspected, that any Plaintiff (i) asserted in the Amended Complaint; or (ii) could have asserted in any forum that arise out of or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions set forth in the Amended Complaint.

14. The Settlement Agreement shall also provide (among other terms) that:

a.	The Parties shall seek from the Court an order preliminarily approving the Settlement and directing that notice of pendency of the Settlement be provided to the Class;

b.	The Xerox Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, and state that they are entering into this Settlement to eliminate the risk, burden, distraction and expense of further litigation;

c.	Neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts or omissions of any Party; and

d.	Any failure by this Court to award fees or costs in the amount sought by Plaintiffs’ counsel, or any reversal or modification of a fee award, shall not affect the finality of any order approving the Settlement or the final judgment and order of dismissal.

15. Upon the Settlement becoming effective, the Xerox Defendants will release as against all plaintiffs in the Consolidated Class Action, and their respective attorneys, and all other class members, all claims and causes of action of every nature and description, whether known or unknown, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the claims against the Xerox Defendants, except for claims relating to the enforcement of the Settlement.

16. Plaintiffs expressly preserve in full any and all claims against Fuji. Plaintiffs agree, subject to their fiduciary duties and other legal obligations, that they will not dismiss, settle or resolve their claims against Fuji except pursuant to an agreement with or consent from Deason.

17. Following execution of this MOU, the Parties and their counsel shall use their best efforts to finalize and execute the Settlement Agreement and such other documentation as may be required or appropriate in order to obtain approval by the Court of the Settlement upon the terms set for the in this MOU.

18. Court Approval. Plaintiffs will file a motion for this Court’s preliminary approval of the Settlement within 10 business days of the execution of the Settlement Agreement.

19. Attorneys’ Fees.

a.	Plaintiffs and Deason agree that a principal purpose of the litigation was to put the Company in a position to explore strategic alternatives other than the Proposed Transaction, and that the New Strategic Alternatives and Value Maximizing Process and other benefits provided herein achieves such purpose. The undersigned parties do not dispute that Plaintiffs are entitled to an award in accordance with applicable precedents.

b.	Plaintiffs’ counsel will submit an application for attorneys’ fees and expenses (“Fee Application”) related to the benefits achieved to date, to be paid by Xerox, its insurers, and/or their successors-in-interest, within ten days after this Court’s approval of the Fee Application, notwithstanding any objections or appeals. None of the signatories to this MOU shall oppose such fee application, provided that it does not exceed $7.5 million. Plaintiffs and/or their counsel shall pay and be responsible for any federal, state or local taxes, penalties, fines, or assessments incurred as the result of any payment pursuant to the Settlement and the Settlement Agreement and indemnify and hold harmless Xerox Defendants for the same.

c.	In the event that the New Strategic Alternatives and Value Maximizing Process results in a transaction with a value to shareholders that exceeds that of the Proposed Transaction, Plaintiffs are entitled to request a supplemental fee award with respect to the benefits flowing from such transaction. Plaintiffs and Xerox (as directed by the Incoming Directors, the Continuing Directors, and the CEO identified above) agree to negotiate in good faith to stipulate to the amount of such supplemental fee applicable, based on applicable deal litigation precedent and amounts already paid.

d.	The Director Defendants shall have no responsibility for, and no liability whatsoever with respect to, the potential supplemental fee described in Paragraph 19(c), or for the allocation of attorneys’ fees among Plaintiffs’ counsel and/or any other person who may assert some claim thereto for any fees or expenses awarded by the court. A reduction or rejection of Plaintiffs’ counsel’s application(s) for an award of fees and costs shall not impact the finality of the Settlement or entry of a final judgment.

20. The Class. For purposes of this Settlement, the Class shall be defined as all persons and entities who (i) held Xerox common stock as of January 31, 2018 and/or (ii) purchased or otherwise acquired Xerox common stock between January 31, 2018 and the date of this MOU, and their successors in interest. Excluded from the Class will be Defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants and their successors in interest, Darwin Deason, Carl C. Icahn, High River Limited Partnership, Hipper

Investments LLC, Barberry Corp., Icahn Partners L, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, and Beckton Corp. The Class shall be certified by stipulation for the purposes of this Settlement only.

21. Notice. Plaintiffs shall be exclusively responsible for providing notice to the Class by publication, if approved by the Court. If publication notice is approved, costs of notice shall be included as part of Plaintiffs’ counsel’s Fee Application. If the Court requires notice to be mailed, Xerox will bear such expense.

22. No Admission of Wrongdoing. Neither this MOU, the Settlement Agreement (whether or not consummated), nor their negotiation, nor any proceedings taken pursuant to either of them shall be offered against any of the Xerox Defendants as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of the Xerox Defendants with respect to the truth of any fact alleged by Plaintiffs or the validity of any claim that was or could have been asserted or the deficiency of any defense that has been or could have been asserted in the Consolidated Class Action or in any litigation, or of any liability, negligence, fault, or other wrongdoing of any kind of any of the Xerox Defendants. The Parties understand that there are no admissions of liability by the Xerox Defendants, and they shall, in good faith, endeavor to communicate the terms of the Settlement in a manner that is respectful of the fact that no final adjudication of fault was determined by a court or jury.

23. Xerox Defendants’ Option to Terminate. Should the Settlement provide opt-out rights for shareholders, the Xerox Defendants have the right to withdraw from the Settlement if Class members owning in excess of a to-be-agreed-upon number of shares of Xerox common stock which are eligible to file claims seek exclusion from the Class.

24. Stay of Litigation; Dissolution of Injunction; Discontinuance with Prejudice. Immediately following execution of this MOU, the Parties shall jointly request that this Court stay the Consolidated Class Action’s claims against the Xerox Defendants and dissolve the injunctions entered by the Court as against the Xerox Defendants only in its April 27 Decision and Order. Immediately upon this Court’s approval of the Settlement, Plaintiffs will voluntarily discontinue with prejudice all claims in the Consolidated Class Action as against the Xerox Defendants.

25. No Admission of Validity or Infirmity of Any Claim. Neither this MOU nor the Settlement Agreement shall be deemed an admission of the validity or infirmity of any claim against any defendant, or the liability or non-liability of any defendant, and may not be used or offered in any proceeding for any purpose, except to enforce the terms of this MOU or the Settlement Agreement in the court presiding over the Consolidated Class Action.

26. Counterparts. This MOU may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Electronic signatures shall be as effective as original signatures.

Dated: May 13, 2018

KING & SPALDING LLP

By ______________________
(Signed on behalf of Deason with respect to Paragraphs 1, 2, 6, 9-10, 16-17, 19(a), 19(b), 19(d), 20, 22, and 25-26)
Richard T. Marooney
Israel Dahan
Peter Isajiw
1185 Avenue of the Americas
New York, NY 10036
(212) 556-2137

and

Robert E. Meadows
1100 Louisiana, Suite 4000
Houston, TX 77002
713-276-7370
Counsel for Darwin Deason

GRANT & EISENHOFER P.A.

By ______________________
Jay W. Eisenhofer
James J. Sabella
Michael Bell
485 Lexington Avenue
New York, NY 10017
646-722-8500

and

Michael Barry
123 Justison Street
Wilmington, DE 19801
302-622-7000
Co-Lead Counsel for Plaintiffs

PAUL WEISS RIFKIND WHARTON & GARRISON LLP

By ______________________
(Signed on behalf of Xerox and the Continuing Directors except as to Paragraphs 10 and 16, and on behalf of the Resigning Directors except as to Paragraphs 9, 10, 16, and 19(c))
Jay Cohen
Claudia Hammerman
Daniel J. Toal
Jaren Janghorbani
1285 Avenue of the Americas
New York, NY 10019
212-373-3000
Counsel for the Xerox Defendants

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

By ______________________
Mark Lebovitch
Abe Alexander
Edward Timlin
John Vielandi
1251 Avenue of the Americas
New York, NY 10020
212-554-1400
Co-Lead Counsel for Plaintiffs

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KESSLER TOPAZ MELTZER & CHECK, LLP

By ____________________
Lee D. Rudy
Justin O. Reliford
Michael Rullo
280 King of Prussia Road
Radnor, PA 19087
610-667-7706
Co-Lead Counsel for Plaintiffs

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